                                                                    Exhibit 2.2


                       DATED THIS 19TH DAY OF MAY 2000

                                     Between

                                   VIEWLOCITY

                                       And

                           SALEM BIN MOHAMMAD IBRAHIM

                                       And

                                  TEO KENG LENG

                                       And

                   ROBERT BEN ROQUE TRINDADE MENEZES DE SOUZA

                                       AND

                                  SC21 PTE LTD

********************************************************************************



                         ACQUISITION OF SHARES AGREEMENT

********************************************************************************

                         ACQUISITION OF SHARES AGREEMENT

THIS AGREEMENT is made on May 19, 2000

BETWEEN:

1. VIEWLOCITY, INC. of 3475 Piedmont Road, Suite 1700, Atlanta, GA30305 USA (the "Purchaser");

2. SALEM BIN MOHAMED IBRAHIM (NRIC No. S0175213H) of 28 Lynwood Grove Singapore 358668 ("SI");

3. TEO KENG LENG (NRIC No. S1301532E) of 47 Li Hwan Close Singapore 557170 ("TKL");

4. ROBERT BEN ROQUE TRINDADE MENEZES DE SOUZA (NRIC No. S2610631A) of 33 Hume Avenue #07-11 Singapore 598734 ("RDS");

5. SC21 OPTIONS PTE LTD (Company Registration No. 199906239Z) of 79 Robinson Road #16-06 CPF Building Singapore 068897 ("SOPL")

         (SI, TKL, RDS and SOPL collectively, the "Vendors"); and

6. SC21 PTE LTD (Company Registration No. 199805598H) of 79 Robinson Road #16-06 CPF Building Singapore 068897 ("SC21").

RECITALS

(1) SC21 has been incorporated in Singapore to operate the business of commercialising supply-chain management software and multimedia works that will optimise inventory management, provide material visibility and improve overall operation efficiency across supply webs.

(2) SC21 has an authorised and paid up capital, and all the Vendors' shares are as listed in the Schedule 1 attached hereto.

(3) SC21 is the proprietor and beneficial owner of the intellectual properties, particulars of which are set out in Schedule 2.

(4) The Vendors and the Purchaser have executed a Letter of Intent dated _______________ whereby the Purchaser has agreed to buy the Sale Shares and the intellectual property rights of SC21 subject to the results of the legal and financial due diligence audit being satisfactory to the Purchaser and subject to the terms and conditions of a definitve agreement.

(5) At the said consideration to be paid by the Purchaser as hereinbefore described, and subject to the terms and conditions mentioned herein, the Vendors have agreed to sell, dispose or to convey to the Purchaser all the Sale Shares and all the intellectual property rights of SC21.

NOW IT IS AGREED as follows:

1.       DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:-

         "Accounts" means the Audited Accounts and the management accounts;

         "Audited Accounts" means the respective audited accounts of the SC21 for the financial year ended 31 December 1999;

         "Balance Sheet Date" means the date as reflected under the balance sheet of the Accounts;

         "Business" means the business being operated by the SC21 as described in Recital (1) above;

         "Completion Date" means a date falling no later than seven (7) days after the date of this Agreement, or such other date as the parties hereto may otherwise agree in writing;

         "Confidential Information" means all and any special and exclusive information on operational, technical knowhow, secret processes or systems which are used only by the SC21 in the conduct of its Business and any further development of those same technical knowhow, secret processes or systems;

         "Disclosure Letter" means the letter as of the date of this Agreement from the Vendors to the Purchaser disclosing:-

         (a) information constituting exceptions to the warranties hereinafter contained; and

         (b)      particulars of other matters hereinafter referred to;

         "Dollars" and the sign "$" means the lawful currency of the United States of America;

         "Know-How" means all the intellectual property rights in the software, operational methods, systems and other like items (including but not limited to all source codes thereof) relating to the Business more particularly set out in Schedule 2;

         "Letter of Intent" means the letter of intent dated _________________ 2000 signed by the Vendors and the Purchaser;

         "MAXIMS Software" means the software and intellectual property rights transferred by Nanyang Technological University to SC21 pursuant to letter agreement dated 25 November 1998 between the said parties;

         "Related Company" means at any time, SC21 and/or (a) any corporation which is the holding company of SC21 or the subsidiary of such holding company; (b) the subsidiary of SC21 and (c) their respective subsidiaries;

         "Sale Shares" means the aggregate of the 100,000 issued and fully paid-up ordinary shares of S$1.00 each in SC21 which are held by the Vendors as set out in Schedule 1;

         "Service Agreement" means the service agreement to be entered into between RDS and SC21 in the form set out under Schedule 7 hereof including any supplemental written agreement, variations or amendments thereto, the contents of which have been expressly agreed between RDS and the Purchaser prior to the execution of this Agreement;

         "TAF" means Target Airfreight (Asia) Pte Ltd, a company duly incorporated in Singapore.

         "TAF Business" means the provision by TAF of physical logistics services as well as the hosting of software applications related to inventory visibility, track and trace, and warehouse management systems. TAF Business is not and shall not at any time include the development, licensing, sale or resale to third parties of software applications or supply chain solutions similar to or incorporating any function of (i) SC21 4 PLWeb, SC21 TrackWeb, or SC21 BackWeb as described on Schedule 2 hereof, or (ii) future product offerings of SC21, or (iii) present or future product offerings of the Purchaser.

         "Taxation" means all forms of taxation whether of Singapore or elsewhere in the world, past, present and future (including, without limitation, capital gains tax, income tax, estate duty, stamp duty, goods and services tax, customs and other import or export duties) and all other statutory, governmental or state impositions, duties and levies and all penalties, charges, costs and interest relating thereto;

         "Terminated for Cause" means to be terminated from the employment under the Service Agreement pursuant to clause 7.2 thereof;

         "Voluntarily Cease Employment" means to resign or cease employment under the Service Agreement purely by choice or own volition and not by reason of mental or physical incapacity or death.

         "Voluntarily Resign" means to resign or cease to be a director purely by choice or own volition and not for any other reason including but not limited to legal, mental or physical incapacity or death.

         The sign "S$" means the lawful currency of Singapore.

1.2 Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced;

1.3 References to Recitals, Clauses or Schedules are to recitals, clauses and schedules of this Agreement;



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

1.4 Any reference to "completion" shall mean completion of the sale and purchase of the Sale Shares under this Agreement; and

1.5 The headings are for convenience only and shall not affect the interpretation hereof.

2.       CONDITIONS PRECEDENT

2.1 The obligations of the Purchaser under this Agreement are conditional upon:-

         i. all approvals, consents and licences (whether governmental, corporate or otherwise) for the transactions described or contemplated herein having been obtained and not having been revoked or amended and, where such approval is subject to conditions, such conditions being acceptable to the Purchaser and, to the extent that any such conditions are required to be fulfilled on or before completion, they are so fulfilled;

         ii. the Purchaser being satisfied with the results of the due diligence exercise (legal, financial or otherwise) on SC21, in particular, on the Know-How, as advised by legal counsel, accountants or other professional advisers appointed by the Purchaser;

         iii.     RDS executing the Service Agreement.

2.2 If any of such conditions are not fulfilled on or before completion and such non-fulfilment is not waived by the party requiring fulfilment of the condition precedent, this Agreement shall ipso facto cease and determine and one party shall not have any claim against the other for costs, damages, compensation or otherwise. The Vendors hereby jointly and severally undertake to use their best endeavours to ensure the satisfaction of all the conditions above set out in Clause 2.1.

3.       CONSIDERATION

3.1 Subject to the terms and conditions contained in this Agreement, the Purchaser shall purchase and the Vendors shall sell all that are itemised and described in and under Clause 4 at a consideration the particulars of which are set out in Clause 5.

4.       THE SALE ITEMS

4.1      The description of the items sold to the Purchaser by the Vendors are :

         (1) The legal and beneficial interests in the Sale Shares belonging to the Vendors in the SC21 as described in SCHEDULE 1 herein.

         (2) The full rights, title, interest, benefit and goodwill attaching to the brand name of SC21 and the Know-How more particularly set out in Schedue 2 hereto and all modifications, variations, and derivations thereof which vest or which may otherwise accrue to SC21.

5.       PURCHASE PRICE AND METHOD OF PAYMENT

5.1      The consideration shall be paid by the Vendors in the following manner:

         (1) Upon completion on the Completion Date and subject to the due compliance with the terms and conditions herein:-

                  (a) the Purchaser shall pay an aggregate of $1,000,000.00 by individual bank drafts in favour of the Vendors in the following proportions:

                           SI       :       $333,334.00
                           RDS      :       $333,333.00
                           TKL      :       $333,333.00

                  (b) the Purchaser shall issue without requiring payment from the Vendors an aggregate of 750,000 common shares of par value $0.01 each in the share capital of the Purchaser in favour of the Vendors in the following proportions:-

                           SI       :       250,000
                           RDS      :       250,000
                           TKL      :       250,000

         (2) On 31 December 2000 (the "Second Completion Date") and subject to the due compliance with the terms and conditions herein, the Purchaser shall pay an aggregate of $2,000,000 by individual bank drafts in favour of the Vendors in the following proportions:

                           SI       :       $666,668.00
                           RDS      :       $666,666.00
                           TKL      :       $666,666.00

         (3) On the Second Completion Date, the Purchaser shall additionally:-

                  (a) pay an aggregate of $1,000,000.00 by individual bank drafts in favour of the Vendors in the proportions set out in Clause 5.1(1)(a) above; and

                  (b) the Purchaser shall issue without requiring payment from the Vendors an aggregate of 225,000 common shares of par value $0.01 each in the share capital of the Purchaser in favour of the Vendors in the following proportions:-

                           SI       :       75,000
                           RDS      :       75,000
                           TKL      :       75,000

                  PROVIDED always that if RDS shall Voluntarily Cease Employment, or TKL or SI shall Voluntarily Resign as director of SC21, as the case may be, for the period commencing on the date hereof up to and including the Second Completion Date, then that person solely shall absolutely and irrevocably cease to be entitled to their portion of the said payment/common shares, and PROVIDED FURTHER that if RDS shall be Terminated for Cause during the period commencing on the date hereof up to and including the Second Completion Date, then his entitlement to his portion of the said payment/common shares shall be reduced proportionately having regard to the actual period of service rendered by him prior to such termination.

         (4) On 31 December 2001 (the "Third Completion Date"), the Purchaser shall:-

                  (a) pay an aggregate of $1,000,000.00 by individual bank drafts in favour of the Vendors in the proportions set out in Clause 5.1(3)(a) above; and

                  (b) the Purchaser shall issue without requiring payment from the Vendors an aggregate of 225,000 common shares of par value $0.01 each in the share capital of the Purchaser in favour of the Vendors in the proportions set out in Clause 5.1(3)(b) above.

        PROVIDED always that if RDS shall Voluntarily Cease Employment, or TKL or SI shall Voluntarily Resign as director of SC21, as the case may be, for the period commencing on the date hereof and up to and including the Third Completion Date, then that person solely shall absolutely and irrevocably cease to be entitled to their portion of the said payment/common shares, and PROVIDED FURTHER that if RDS shall be Terminated for Cause during the period commencing on the date hereof up to and including the Third Completion Date, then his entitlement to his portion of the said payment/common shares shall be reduced proportionately having regard to the actual period of service rendered by him prior to such termination.

5.2 In consideration of the Purchaser agreeing at the request of SOPL to acquire the Sale Shares, SOPL hereby agrees, confirms and acknowledges that the consideration payable by the Purchaser to SOPL for the transfer of SOPL's portion of the Sale Shares (as detailed in Schedule
         1) to the Purchaser under this Agreement shall be fully and adequately satisfied by and upon the completion of the acquisition of the Sale Shares by the Purchaser in accordance with the terms and conditions of this Agreement, and that such completion of the acquisition of the Sale Shares shall discharge the Purchaser from all and any further liability in respect of the payment of any consideration to SOPL under this Agreement and that SOPL hereby absolutely and irrevocably waives all rights to the whole or any part of the consideration payable by the Purchaser under Clause 5.1.

6.       COVENANTS  UP TO COMPLETION

         BY THE VENDORS

6.1 The Vendors hereby jointly and severally covenant and undertake to the Purchaser that prior to completion and without the prior written consent of the Purchaser:-

         i. there shall be no extraordinary withdrawal of cash, deposits or any other form of current assets from SC21;

         ii. there shall be no removal or disposal of any of the fixed assets of SC21 without the consent of the Purchaser;

         iii. SC21 shall not incur any expenditure on capital account or enter into any commitments to do so other than in the course of running their day to day business;

         iv. SC21 shall not borrow any money or make any payments out of or drawings on its bank account(s) other than for the purposes set out in Clause 6.1(i) above or for routine payments and in the normal course of business;

         v. SC21 shall not enter into any unusual contract or commitment or (a) grant or agree to grant any lease or third party right in respect of any of their properties or assets or assign or agree to assign or otherwise dispose of the same, (b) make any loan, or (c) enter into any leasing hire purchase or other agreement or arrangements for payment on deferred terms;

         vi. SC21 shall not declare make or pay any dividend or other distribution or do or suffer anything which may render its financial position less favourable than as at the date of this Agreement;

         vii. SC21 shall not grant or issue or agree to grant or issue any mortgages charges debentures or other securities or give or agree to give any guarantees or indemnities save and except by agreement with the Purchaser, such agreement shall not be unreasonably withheld;

         viii. there shall be no change in the terms and conditions of employment or pension benefits of any of SC 21 directors or employees and SC21 shall not employ or terminate (other than for good cause) the employment of any person except in the ordinary course of business;

         ix. SC21 shall not permit any of their insurances to lapse or do or omit to do anything which would make any policy of insurance void or voidable;

         x. SC21 shall not create issue or grant any option in respect of any class of share or loan capital or agree to do so;

         xi. SC21 shall not in any way depart from the ordinary course of their respective day-to-day business either as regards the nature scope or the manner of conducting the same;

         xii. none of the Vendors shall dispose of any interest in the Sale Shares or any part thereof or grant any option over or mortgage charge or otherwise encumber the Sale Shares or any part thereof;



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

         xiii. none of the Vendors shall permit any of SC21 to pass any resolution in general meeting save and except with the written consent of the Purchaser, such consent not to be unreasonably withheld;

         xiv. the Vendors shall use their best endeavours to maintain the trade and trade connections of SC21 and the Business and shall not by any action omission default or neglect knowingly damage or risk damage to the same.

6.2 Pending completion, the Vendors shall procure that the Purchaser or its agents or representatives be given reasonable access to the properties and to the books and records (whether statutory, managerial, financial or otherwise) of SC21 and the Vendors shall upon request furnish such information regarding the businesses and affairs of SC21 as the Purchaser may reasonably require.

7.       WARRANTIES AS TO TITLE

         BY VENDORS

7.1 The Vendors hereby jointly and severally warrant and undertake to and with the Purchaser and its successors in title (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding completion) as follows:-

         (a) that each Vendor is or will on the Completion Date be legally and beneficially entitled to the Sale Shares;

         (b) that the Sale Shares are or will on the Completion Date be free from all and any charges, liens, pledges, trusts and other encumbrances whatsoever and together with all rights now or hereafter attaching to the Sale Shares; and

         (c) that save as provided in the Disclosure Letter, the information contained in Recitals (1) to (5) inclusive and all Schedules, including but not limited to the warranties set out in Schedule 3 of this Agreement, are true, complete and accurate in all material respects.

         BY PURCHASER

 7.2 The Purchaser hereby warrant and undertake to and with the Vendors and its successors in title (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding completion) as follows:-

         (a) that on the Completion Date, Second and Third Completion Date, they will be legally and beneficially entitled to issue the common shares to the Vendors; and

         (b) that the said common shares are or will on the Completion Date, Second and Third Completion Date be free from all and any charges, liens, pledges, trusts and other encumbrances whatsoever and together with full shareholder rights and all rights now or hereafter attaching to them.

7.3 Each of the warranties, representations and undertakings in this Agreement (including but not limited to those contained in the Recitals and/or any of the Schedules) shall be separate and independent and shall not be limited by anything in this Agreement. All warranties, representations and undertakings given hereunder or pursuant hereto shall not in any respect be extinguished or affected by completion and the benefits thereof may be assigned in whole or in part by the Purchaser.

8.       WARRANTIES AND UNDERTAKINGS

         BY THE VENDORS

8.1 The Vendors hereby jointly and severally undertake, represent and warrant to and with the Purchaser and its successors in title (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion):-

         (a) that each of the Vendors has and will have full power and authority to enter into and perform this Agreement and the same shall constitute valid and binding obligations of each of the Vendors in accordance with its terms;

         (b) in relation to SC21 in the terms set out in Schedule 3 subject only to (i) any exceptions disclosed in the Disclosure Letter or expressly provided under the terms of this Agreement or
                  (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser; and

         (c) that at all times after completion and prior to the appointment by the Purchaser of any new directors onto the board of SC21 following completion, none of the Vendors shall permit the board of directors of SC21 to pass any board resolution in board meeting or undertake any corporate action on behalf of SC21.

8.2 The Vendors further jointly and severally undertake, represent and warrant to and with the Purchaser and its successors in title that without prejudice to Clauses 7.1 and 7.2:-

         (a) save as provided in the Disclosure Letter, all representations, warranties and undertakings contained in this Agreement (including but not limited to those contained in the Recitals and/or any of the Schedules) will be fulfilled down to and will be true and correct at the Completion Date in respects as if they had been entered into afresh at the Completion Date; and

         (b) if after signing of this Agreement and before the Completion Date any event shall occur or matter arises which results or may result in any of the said representations, warranties and undertakings being untrue, misleading, incorrect or inaccurate in any material respect at Completion, the Vendors shall immediately notify the Purchaser in writing thereof prior to the Completion Date and shall make any investigation concerning the event or matter which the Purchaser may reasonably require.

8.3 No information, knowledge, thing or matter relating to the Vendors of which the Purchaser has knowledge (actual or constructive) or could have discovered (and notwithstanding any investigation made by or on behalf of the Purchaser into the affairs of the Vendors whether before or after the execution of this Agreement or the Completion Date, shall prejudice any claim by the Purchaser under any representation, warranty or undertaking by the Vendors in this Agreement or operate to reduce any amount recoverable by the Purchaser, and completion shall not in any way constitute a waiver of any of the Purchaser's rights and remedies.

8.4 The representations and warranties given under this Clause shall be separate and independent and save as expressly otherwise provided shall not be limited by anything in this Agreement and shall not be affected by the due diligence investigation of SC21 by the Purchaser. The benefits of the said representations and warranties shall not in any respect be extinguished or affected by completion.

8.5 If prior to the Completion Date, it shall be found that any of the representations, warranties and undertakings on the part of the Vendors under this Agreement (including but not limited to those contained in the Recitals and/or any of the Schedules) has not in any material respect been carried out or complied with or otherwise untrue, misleading, incorrect or inaccurate, the Purchaser shall be entitled by notice in writing to the Vendors to rescind this Agreement but failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser or its successors in title arising out of any breach of representation, warranty or undertaking.

8.6 Rescission of this Agreement under Clause 8.5 above shall not extinguish any right to damages or any other right or remedy which the Purchaser or its successors in title may be entitled to in respect of any breach of this Agreement save that the maximum liabilty of the Vendors shall be limited to the aggregate of the purchase consideration received by the Vendors from the Purchaser (including any common shares to be issued by the Purchaser under this Agreement) plus S$1,000,000.00.

         BY THE PURCHASER

8.7 The Purchaser hereby represents and warrants to and with the Vendors and their successors in title (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion):-

         (a) that the Purchaser has and will have full power and authority to enter into and perform this Agreement and the same shall constitute valid and binding obligations of the Purchaser in accordance with its terms;

         (b) all representations, warranties and undertakings contained in this Agreement (including but not limited to those contained in the Recitals) will be fulfilled down to and will be true and correct at the Completion Date in respects as if they had been entered into afresh at the Completion Date;

         (c) if after signing of this Agreement and before the Completion Date any event shall occur or matter arises which results or may result in any of the said representations, warranties and undertakings by the Purchaser being untrue, misleading, incorrect or inaccurate in any material respect at Completion, the Purchaser shall immediately notify the Vendors in writing thereof prior to the Completion Date and shall make any investigation concerning the event or matter which the Vendors may reasonably require.

         (d) No information, knowledge, thing or matter relating to the Purchaser of which the Vendors have knowledge (actual or constructive) or could have discovered (and notwithstanding any investigation made by or on behalf of the Vendors into the affairs of the Purchaser whether before or after the execution of this Agreement or the Completion Date, shall prejudice any claim by the Vendors under any representation, warranty or undertaking by the Purchaser in this Agreement or operate to reduce any amount recoverable by the Vendors, and completion shall not in any way constitute a waiver of any of the Vendors' rights and remedies.

         (e) The representations and warranties given under this Clause shall be separate and independent and save as expressly otherwise provided shall not be limited by anything in this Agreement. The benefits of the said representations and warranties shall not in any respect be extinguished or affected by completion.

         (f) If prior to the Completion Date, it shall be found that any of the representations, warranties and undertakings on the part of the Purchaser under this Agreement (including but not limited to those contained in the Recitals) has not in any material respect been carried out or complied with or otherwise untrue, misleading, incorrect or inaccurate, the Vendors shall be entitled by notice in writing to the Purchaser to rescind this Agreement but failure to exercise this right shall not constitute a waiver of any other rights of the Vendors or their successors in title arising out of any breach of representation, warranty or undertaking.

         (g) Rescission of this Agreement under Clause 8.7 above shall not extinguish any right to damages or any other right or remedy which the Vendors or their successors in title may be entitled to in respect of any breach of this Agreement save that the maximum liabilty of the Purchaser shall be limited to the aggregate of the purchase consideration received by the Vendors from the Purchaser (including any common shares to be issued by the Purchaser under this Agreement) plus S$1,000,000.00.

9.       INDEMNITY

9.1 The Vendors shall indemnify the Purchaser for all loss, damage, claims and other liabilities suffered or incurred by the Purchaser on account of or arising out of any breach of the warranties, representations or undertakings in the Agreement save that the maximum liabilty of the Vendors shall be limited to the aggregate of the purchase consideration received by the Vendors from the Purchaser (including any common shares to be issued by the Purchaser under this Agreement) plus S$1,000,000.00.

9.2 The Purchaser shall indemnify the Vendors for all loss, damage, claims and other liabilities suffered or incurred by the Vendors on account of or arising out of any breach of the warranties, representations or undertakings in the Agreement save that the maximum liability of the Purchaser shall be limited to the aggregate of the purchase consideration received by the Vendors from the Purchaser (including any common shares to be issued by the Purchaser under this Agreement) plus S$1,000,000.00.

10.      COMPLETION MATTERS

10.1 Subject as hereinafter provided, completion shall take place on the Completion Date at ____________________________________________ at or
         about ____ am/pm (or at such other place, date and time as the parties may agree in writing) when all transactions mentioned in this Clause 10 shall take place.

10.2     On completion, the Vendors shall deliver to the Purchaser:-

         (a) satisfactory evidence (if any) of the due fulfilment of all the conditions specified in Clauses 2.1 above, including but not limited to the delivery of the original signed letters of waiver of transfer restrictions and rights of pre-emption from all parties having such rights in relation to the Sale Shares (whether pursuant to SC21's articles of association or any other document whatsoever);

         (b) duly completed and executed transfer(s) of the Sale Shares in favour of the Purchaser or as it may direct, together with the original share certificate(s) in respect of the Sale Shares;

         (c) a sworn statutory declaration (or where the Inland Revenue Authority of Singapore ("IRAS") has stipulated that a confirmatory letter may be given in lieu of a statutory declaration, such a letter) in the form currently prescribed by the IRAS for the purposes of determining the payment of stamp duty, if any, by the Purchaser in respect of the Sale Shares;

         (d) a duly executed and completed requisition form or any other documents which are currently stipulated by the IRAS to be presented to the Stamp Duty Branch of the IRAS for the stamping of any share transfer forms;

         (e) duly executed Stock Restriction Agreement in respect of the shares of common stock of the Purchaser in the form set out under Schedule 4 hereof;

         (f)      all items listed under Schedule 5 hereof;

         (g) the original signed letter agreement from Nanyang Technological University to the Purchaser in the form and content set out under Schedule 6 hereof;

         (h)      the original signed Service Agreement; and

         (i) the original signed resignation letter from RDS in relation to his resignation as director of SC21 with effect from the Completion Date.

10.3 On completion, the Vendors shall also procure the passing of board resolutions of SC21 inter alia:-

         (a) approving the registration of the transfers of the Sale Shares (subject to the transfers being duly stamped);

         (b) authorising the signing of this Agreement and all the documents required thereunder;

         (c) approving the resignation of RDS as director of SC21 and appointing such persons (subject to the maximum number permitted by the articles of association of SC21) as the Purchaser may nominate as directors of SC21;

         (d) if required, revoking all existing authorities to bankers in respect of the operation of the bank accounts of SC21 and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

         and the Vendors shall deliver to the Purchaser duly certified copies of such resolutions.

10.4 On completion, the Purchaser shall procure the passing of its board resolutions authorising the signing of this Agreement and all documents required thereunder and shall deliver to the Vendors duly certified copies of such resolutions.

10.5 Against compliance with each of the foregoing provisions in this Clause, the Purchaser shall pay or deliver to the Vendors the purchase consideration in the manner as provided in Clause 5.1.

10.6 If any document required to be delivered to the Purchaser as set out in this Clause is not delivered or if delivered is not authorised, valid or effective for its purpose for any reason whatsoever or if in any respect the provisions of Clauses 10.2 and 10.3 are not fully complied with, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to the Purchaser but subject to the same limitation of the Vendors' liability as in Clause 8.6) to elect to rescind this Agreement or to effect completion so far as practicable having regard to the defaults which have occurred or to fix a new date for completion in which case the provisions of this Clause shall apply to the deferred completion.

11.      NO MATERIAL CHANGES IN OPERATION, MANAGEMENT OR BUSINESS

11.1 From the date of execution of this Agreement until the Completion Date or the day this Agreement is aborted or terminated, the Vendors shall not make any material change to the operations or management of SC21 or to the nature of their Business without the consent of the Purchaser.

11.2 "Material changes" shall mean decisions and implementation of those decisions which will substantially change the character and style of the management, operations and of the Business of SC21 or to materially affect the financial position and standing of SC21 or to make substantial changes to the budget or expenditure of the said companies.

12.      CONFIDENTIALITY

12.1 The parties agree, acknowledge and confirm that the confidentiality and disclosure requirements set out under the Letter of Intent shall continue to have full force and binding effect until the Completion Date.

12.2 After the completion of the sale, the Vendors shall not divulge or disclose to anyone not having the beneficial interest, duty or responsibility to receive any such Confidential Information unless the same has been deemed as public knowledge or unless authorised by the Purchaser or its agents.

13.      NON COMPETITION

13.1 The Vendors hereby severally agree and undertake that each of them shall not for the period commencing from the Completion Date up to and including 31 December 2001:

         (a) within any jurisdiction or marketing area in which SC21 or any Related Company is doing business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by SC21 or any Related Company. For these purposes, ownership of securities not exceeding 5 per cent of any class of securities of a public company listed on a stock exchange shall not be considered to be competition with SC21 or any Related Company; or

         (b) persuade or attempt to persuade any potential customer or client to which SC21 or any Related Company has made a presentation, or with which SC21 or any Related Company has been in negotiations or having discussions, not to deal with or hire SC21 or any Related Company or to deal with or hire another company; or

         (c) solicit for himself or any person other than SC21 or any Related Company the business of any supplier, customer or client of SC21 or any Related Company, or was its supplier, customer or client within 1 year prior to the Completion Date; or

         (d) persuade or attempt to persuade any employee of SC21 or any Related Company, or any individual who was an employee during the period of 1 year prior to the Completion Date, to leave SC21's or any Related Company's employ, or to become employed by any person other than SC21 or any Related Company.

13.2 With respect to TKL, the obligations pursuant to this Clause 13 shall not affect the TAF Business.

13.3     The Vendors  severally acknowledge and agree that:

         (a) each of the sub-clauses of Clause 13.1 constitutes an entirely separate and independent restriction;

         (b) the duration, extent and application of each of the restrictions set out in Clause 13.1 are reasonable and no greater than is necessary for the protection of the interests of SC21 or any Related Company;

         (c) if any such restriction set out in Clause 13.1 shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of SC21 or any Related Company but would be valid if a part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective;

         (d) if any of the Vendors violate any of the restrictive covenants under Clause 13.1 and SC21 brings legal action for injunctive or other relief hereunder, SC21, as a result of the time involved in obtaining the relief, will be deprived of the benefit of the full limitation period of the restrictions referred to in this clause. Accordingly, the aforesaid period of the restrictions shall be deemed to have the full duration as aforesaid, computed from the date relief is granted, but reduced by the time between the period when the restriction began to run at the Completion Date and the date of the first violation of the restriction; and

         (e) if the legal remedies for breach of the restrictions set forth in Clause 13.1 are inadequate then, in addition to all other remedies available to SC21, in the event of a breach or a threatened breach of any such restriction, SC21 may obtain temporary, preliminary and permanent injunctions against any and all such actions.

14.      RELEASE AND INDULGENCE BY THE PURCHASER

         Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by the Purchaser in its absolute discretion without in any way prejudicing or affecting its rights against the Vendors provided always that no failure, delay or forbearance on the part of the Purchaser in exercising any right or power in this Agreement shall operate as a waiver thereof and no waiver on the part of the Purchaser of any breach of any term or condition in this Agreement by the Vendors shall prejudice the rights of the Purchaser in respect of any other or subsequent breach of any term or condition in this Agreement.

15.      CONTINUING EFFECT OF AGREEMENT

         All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding completion except in respect of matters then already performed.

16.       NON ASSIGNMENT

         Save as provided in Clause 7.3, none of the parties may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other party.

17.      PREVALENCE OF AGREEMENT

         In the event of any inconsistency between the provisions of this Agreement and the respective memoranda and articles of association of SC21 or the Letter of Intent, the provisions of this Agreement shall as between the parties hereto prevail and the Vendors shall forthwith cause such necessary alterations to be made to such memoranda and articles of association as are required so as to remove such inconsistency.

18.      TIME OF ESSENCE

         Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

19.      COSTS

         Each party shall bear all legal and other costs and expenses incurred by it personally in connection with this Agreement and the transfer of the Sale Shares except for stamp duty on the transfer of the Sale Shares which shall be borne by the Purchaser.

20.       NOTICES

         Any notice, communication or demand required to be given, made or served under this Agreement shall be in writing in the English language and delivered by hand or sent by prepaid registered post or by fax or telex to the intended recipient thereof at the following address, fax or telex number or to such other address, fax or telex number as may from time to time be notified (in accordance with this Clause) by the relevant party to the other parties:


         (a)      Vendors:     c/o  Salem Ibrahim,

                               Salem Ibrahim and Partners
                               79 Robinson Road
                               #16-06 CPF Building
                               Singapore 068897
                               Fax:  65-226-791-2400

         (b)      Purchaser:   Viewlocity Inc.,
                               Attn:  Mr Stan Stoudenmire
                               3475 Piedmont Road,
                               Suite 1700,
                               Atlanta, GA 30305, USA
                               Fax:   001-1-770 512 8902

         Any such notice, communication or demand shall be deemed to have been duly served (if given or made by fax or telex) immediately on such transmission or (if given or made by letter) two days after posting and in proving the same, it shall be sufficient to produce the fax or telex report or to show that the envelope containing the same was duly addressed, stamped and posted.

21.      FURTHER ASSURANCE

         The parties shall execute and do and procure all other persons if necessary, to execute and do all such further deeds, assurances, acts and things as may be reasonably required whether before or after completion so that full effect may be given to the terms and conditions of this Agreement.

22.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Singapore.

AS WITNESS TO THIS AGREEMENT the parties have signed this agreement on the date first written above.

Signed by                                   )
for and on behalf of Viewlocity, Inc.       )  /s/ Gregory Cronin
in the presence of                          )

Signed by Salem bin Mohamed Ibrahim         )  /s/ Salem bin Mohamed Ibrahim
the presence of                             )

Signed by Teo Keng Leng                     )  /s/ Teo Keng Leng
the presence of                             )



Signed by Robert Ben Roque                  )
Trindade Menezes De Souza                   )  /s/ Robert De Souza
the presence of                             )




Signed by                                   )
for and on behalf of                        )  /s/ Salem bin Mohamed Ibrahim
SC21 Options Pte Ltd                        )
the presence of                             )



Signed by                                   )
for and on behalf of                        )  /s/ Salem bin Mohamed Ibrahim
SC21 Pte Ltd                                )
the presence of                             )

                                   SCHEDULE 1

                   CAPITAL AND SHAREHOLDINGS STRUCTURE OF SC21

AUTHORISED CAPITAL                   :      100,000  of S$1.00 ordinary shares

PAID UP CAPITAL                      :      S$100,000 of 100,000 ordinary shares

SHAREHOLDERS AND (PERCENTAGE
OF SHARES HELD)                     :

------------------------------------------------ --------------------------- ---------------------------
Salem Bin Mohammad Ibrahim                       20,000 ordinary shares*                20%
------------------------------------------------ --------------------------- ---------------------------
Teo Keng Leng                                    20,000 ordinary shares*                20%
------------------------------------------------ --------------------------- ---------------------------
Robert Ben Roque Trindade Menezes De Souza       20,000 ordinary shares*                20%
------------------------------------------------ --------------------------- ---------------------------
SC21 Options Pte Ltd                             40,000 ordinary shares*                40%
------------------------------------------------ --------------------------- ---------------------------

* REFERS TO THE SALE SHARES

                                   SCHEDULE 2

                        DETAILED DESCRIPTION OF KNOW-HOW

The SC21 SupplyWeb for intelligent supply chain solutions consisting of 3 webs namely :

-        SC21 4PLWeb
-        SC21 TrackWeb
-        SC21 BackWeb

THE SC21 4PLWEB CONSISTING of 3 main modules:

- The Unique System Administration module which provides definition of participating organisations and members within the organisations and also provides secure access rights and levels

- The Demand Management Module which houses the information for tracking of customer orders and supplier commitments

- The Order Fulfillment Module which manages the information for fulfilling of orders upon arrival at the 3PL or customer warehouse and post delivery activities such as Sales Orders, Delivery Orders and Consumption Orders

THE SC21 TRACKWEB CONSISTING of the facility to track goods shipments by enabling the exchange of information along the shipment chain allowing the consignee to know the status of an order at any point in time.

THE SC21 TRACKWEB encompasses subsystems to capture information about Shipment Tasks, Shipment Schedules, Goods Reception by 3PL company, Inventory Management, Location and Item Management.

THE SC21 BACKWEB is a one-stop facility for:

- Monitoring of inventory levels at distribution centres and management of customer orders from call centres,

- Automation of the replenishment of stocks at the staging level for maintenance of safe stock levels at distribution centres

- Tracking and tracing of movement of goods from manufacturing sites to the staging levels

              DESCRIPTION OF MAXIMS SUPPLY CHAIN MANAGEMENT SYSTEM

MAXIMS is an enterprise planning and optimisation suite state of tools that is essentially based on the concepts of discrete event simulation, linear programming and heuristic business rules.

The suite encompasses facilities for enterprise network topology design, supply chain co-ordination, clustered planning for materials planning, manufacturing planning and distribution planning. Coupled with planning is a point to point supply chain execution system.

The planning and design subsystem, based on discrete event simulation is in the form of value added templates to the ARENA simulation software from Systems Modelling Inc. The heuristic business rules and supply chain co-ordination modules are based on proprietary PhD & theses. The execution module is the precursor to the end-to-end supply web. All of the aforementioned modules are inventory visibility solutions for manufacturing centric enterprises.

                                   SCHEDULE 3

                    WARRANTIES BY THE VENDORS IN RELATION TO
                          THE COMPANY * UNDER CLAUSE 8

           * THE CONTEXT OF "THE COMPANY" HEREIN WILL REFER TO "SC21"

The Vendors hereby jointly and severally represent and warrant to the Purchaser and/or their nominees as follows:


1.            INFORMATION

              The Recitals are to the best of the Vendors' knowledge and personal belief true and correct in all aspects and to the same extent, all information which has been given by the Vendors to the Purchaser or to the Purchaser's representatives in the course of negotiations leading to this Agreement and all information contained in the Accountant's Report and other Documents were when given and are true, complete and accurate TO THE BEST OF the Vendors' personal belief and knowledge.


2.            ORGANISATION

              The Company is duly incorporated and validly existing under the laws of Singapore and has the power and authority to own, lease and operate all its properties and to carry on its business as its is now being conducted. The corporate minute books of the Company which the Vendors have made available to the Purchaser on or prior to completion are complete and correct and will reflect accurately as at completion, all corporate actions of the Company requiring the approval of its board of directors or shareholders prior to completion.


3.            COPIES OF ACCOUNTS, MEMORANDUM AND ARTICLES, ETC

              (a) The copies of the Accounts and other financial statements of the Company delivered to the Purchaser are true copies.

              (b) The copies of the memorandum and articles of association or other like documents of the Company delivered to the Purchaser are complete and accurate and fully set out the rights and restrictions attaching to each class of share capital of the Company to which they relate.

              (c) All the accounts, books, ledgers, financial and other records of any kind whatsoever ("the records") of the Company in its possession or control have been properly and accurately kept and completed. They contain, give and reflect a true and fair view of its business and trading transactions and its financial, contractual, business and trading positions; and do not contain any material inaccuracies or discrepancies.

              (d) The statutory books (including all registers and minute books) of the Company are in its possession or control. They have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books.

4.            THE ACCOUNTS

4.1           (a)        The Audited Accounts have been prepared in accordance
                         with the laws of Singapore and on a consistent basis in accordance with proper accounting principles, standards and practices generally accepted in Singapore so as to give a true and fair view of the state of affairs of the Company as at the Balance
                         Sheet Date and of the profit or loss for the period concerned.

              (b)        The Audited Accounts as at the date of the Agreement:

                        (i) Comply with the requirements of the Companies Act (Cap.50);

                        (ii) Are accurate in all material respects and show a true and complete and fair view of the state of affairs financial position assets and liabilities of the Company and of its results for the financial period ending on the Balance Sheet Date;

                        (iii) As at the Balance Sheet Date are not affected by any unusual or non-recurring items;

                        (iv) Make full provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life;

                        (v) Make due provision for any bad or doubtful debts;

                        (vi) Fully disclose all assets of the Company as at the Balance Sheet Date; and

                        (vii) Set out correctly all such reserves or provisions for Taxation as are necessary on the basis of the rates of tax now in force to cover all Taxation (present and future) in respect of any transaction occurring prior to the Balance Sheet Date liable to be assessed on the Company or for which the Company is accountable up to such date.

              (c)      In the Audited Accounts:

                      (i) any slow moving stock has been written down appropriately and redundant obsolete or unsaleable stock and irrecoverable work-in-progress costs have been wholly written off and

                      (ii) the value attibuted to the remaining stock new materials and work-in-progress does not exceed the lowest of cost (on a first in first out valuation) or net realisable value or replacement price at the Balance Sheet Date and

                      (iii) the same basis was adopted for the valuation of stock and work-in-progress as had been adopted in the preparation of all audited accounts of the Company laid before the Company in general meeting for the financial periods ending prior to the date of this Agreement or for each accounting period since incorporation.

              (d) All liabilities or outstanding capital commitments of the Company as at the Balance Sheet Date have been included in the Audited Accounts by way of full provision or reserve or (in the case of such a liability as was contingent unquantified or disputed) by way of note stating the maximum amount which has been or could be claimed and the best estimate of the directors (after taking all relevant professional advice) of the likelihood of such a claim materialising or being successful.

              (e) No asset of the Company has been acquired for any consideration in excess of its market value at the date of is acquisition or otherwise than by way of bargain at arm's length.

              (f) Each of the book debts shown in the Audited Accounts and such other book debts relating to the period up to and including the Completion Date will realise in the normal course of collection their nominal value less the value attributed to any reserve for bad or doubtful debts included in the Audited Accounts and none of the book debts is subject to any counter-claim or set-off.

              (g) No event has occurred during the period covered by the Audited Accounts that has resulted in the profits of the Company in respect of such period being abnormally high or low.



       4.2    (a)    The management accounts:

                     (i) have been prepared on a basis wholly consistent with that warranted as adopted in the preparation of the Audited Accounts and

                     (ii) are accurate in all material respects and show a true and fair view of the assets and liabilities of the Company and of its results for the financial period ending on the Completion Date and

                     (iii) make full provision or reserve for all liabilities and other matters warranted as provided for or reserved in the Audited Accounts such that the Company has no liabilities of any nature whatsoever other than those disclosed or provided for in the management accounts.

       4.3 The accounting and other books ledgers financial and other records of the Company :-

                     (i) Are in its possession;

                     (ii) have at all times been properly and fully written up;

                     (iii) accurately present and reflect in accordance with generally accepted accounting principles and standards and the Companies Act (Cap.50) all of the transactions entered into by the Company or the transactions to which the Company has been a party and its financial contractual and trading position; and

                     (iv) have been held for the periods required by the Companies Act (Cap.50).

5.            CHANGES SINCE BALANCE SHEET DATE

              The value of the net tangible assets of the Company completion determined in accordance with the same accounting basis and policies as those applied in the Accounts will not be less than the net tangible assets of the Company at the Balance Sheet Date as shown in the Accounts.

              Since the Balance Sheet Date as regards the Company:

              (i) there has been no material adverse change (nor is any such material change expected) in the position or prospects of the Company or in the value or state of the assets or amount or nature of the liabilities of the Company as compared with the position disclosed in the Audited Accounts;

              (ii) the Company has not disposed of any assets or assumed or incurred any outstanding capital commitment or any material liabilities (whether actual or contingent) otherwise than in the ordinary course of carrying on its business (and for this purpose disposals of fixed assets fixed and loose plant and machinery fixtures and fittings vehicle and office equipment shall be deemed to be not in the ordinary course of business); and

              (iii) the business of the Company has been carried on in the ordinary and usual course of business without interruption and so as to maintain the same as a going concern.

6.            CONTRACTS AND COMMENTS

              (a) The Company is not a party to any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

              (b) Save for any guarantee or warranty implied by law and/or product/services guarantees/warranties given in the normal course of business, the Company has not given any guarantee or indemnity under which any liability or contingent liability is outstanding, or given any warranties, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

              (c) The Company is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any person or to subscribe, convert, acquire, dispose of or underwrite any investment.

7.            CONTRACTS WITH CONNECTED PERSONS

              (a) There is not, and there has not been at any time, any contract or arrangement to which the Company is, or was, a party and in which the Vendors, or any director of the Company either directly or indirectly have an interest but if so such contracts or arrangements were conducted at arm's length.

              (b) Without prejudice to the generality of the preceding subparagraph, there is not, and there has not at any time been:

                     (i) any loan made by the Company to the Vendors; except that disclosed in the

                            Accounts given;

                     (ii) any debt owing to the Company by the Vendors or the Company and/or any person connected with the Vendors except that disclosed in the Accounts given;

                     (iii) any securities for any such loans or debts as aforesaid.

8.            POWERS OF ATTORNEY

              The Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

9.            BANK ACCOUNTS AND BORROWINGS

              (a) Full details of all bank accounts of the Company (including the name and address of the bank with whom the account is kept and the number and nature of the account) have been disclosed to the Purchaser in the Disclosure Letter.

              (b) No banking or credit facilities have been granted to the Company or obtained by the Company since its incorporation.

              (c) The Company has not factored any of its debts, or engaged in any borrowing or financing of a type which would not require to be shown or reflected in the Audited Accounts, or borrowed any money from any party which it has not repaid.

10.           INSOLVENCY

              (a) No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

              (b) No judicial management order has been made and no petition for such an order has been presented in respect of the Company.

              (c) No receiver (which expression shall include a receiver and manager) has been appointed and no steps has been taken for the appointment of a receiver in respect of the Company or all or any of its assets or undertaking.

              (d) No distress, charging order, garnishes order execution or other process has been levied against the Company and no action has been taken to repossess the assets, goods and/or properties in the possession or control of the Company.

              (e) The Company has not made or propose to make any arrangement or composition with its creditors or any class of its creditors.

              (f) No unsatisfied judgment is outstanding against the Company.

              (g) No event analogous to any of the aforesaid has occurred in or outside Singapore.

11.           LITIGATION

              (a) Since the Agreement Date, no claim sounding in damages has been made against the Company.

              (b) The Company is not engaged in any litigation or arbitration or administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against the Company is pending, threatened or expected.

              (c) There are no litigation or arbitration or administrative or criminal proceedings against any director or employee of the Company in respect of any act or default for which the Company might be vicariously liable.

              (d) So far as the Vendors are aware, after making due and careful enquiries, as of the Completion Date, other than potential claims by customers relating to SC21's untimely performance under SC21's current customer contracts with Jim Thompson (The Thai Silk Co Ltd., Thailand), Compaq Asia Pte Ltd, Natsteel Electronics Ltd and SYY Pte Ltd, there is no fact or circumstance likely to give rise to any such litigation or arbitration, or administrative or criminal proceedings.

12.           LICENCES, CONSENTS AND COMPLIANCE WITH STATUTES

              (a) The Company has at all times carried on business and conducted its affairs in all respects in accordance with its memorandum and articles of association for the time being in force and any other documents to which it is or has been a party and the Company is empowered and duly qualified to carry on business in all jurisdictions which it now carries on business.

              (b) All licences, and approvals required for or in connection with the ownership of assets now being owned and the carrying on of the business now being carried on by the Company, are in full force and effect. There is no circumstance which indicates that any licence, or approval is likely to be revoked, annulled or modified or which may confer a right of revocation, annulment or modification.

              (c) The Company is in good standing with all relevant regulatory authorities in all jurisdictions in which it carries on business.

              (d) The Company has conducted its business and corporate affairs in all materials respects in accordance with and has complied with (as the case may be) the Companies Act, and all other applicable laws, regulations, directives and guidelines of Singapore and of all other jurisdictions in which it carries on business; there is no violation of, or default with respect to, any statute, regulations or directives which could have a material or adverse effect upon the assets or business of the Company.

              (e) So far as the Vendors is aware after having made reasonable enquiries, no investigation or enquiry is pending or its being or has been conducted by any governmental, statutory or other body in respect of the affairs of the Company.

13.           OWNERSHIP OF ASSETS

              (a) The Company legally and beneficially own or had good and marketable title to all assets included in each of the Accounts or have otherwise been represented as being the property due to the Company and each of those assets capable of possession or control, is in the possession or control of the Company.

              (b) The Company has not created or granted or agreed to create or grant any security interest or other encumbrance in respect of any of the assets included in each of the Accounts, otherwise than in the ordinary course of its business.

              (c) None of the property, assets, undertaking, goodwill or uncalled capital of the Company is subject to, and the Company has not agreed to grant any option, charges lien, encumbrance, or, right of pre-emption of any nature whatsoever in respect thereof.

14.           INSURANCE ON ASSETS, BUSINESS AND PROPERTIES

              (a) All the fixed assets of the Company of any insurable nature are and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by the Company.

              (b) Each of the Properties is insured against third party and public liabilities to an adequate extent.

              (c) The Company is now and has at all material times been adequately covered against accident, damage, injury, third party loss and other risks normally insured against by persons carrying on the same business as that carried on by the Company.

              (d) All insurance is currently in full force and effect, all premiums have been duly paid and nothing has been done or omitted to be done which could make any insurance policy void or voidable or which is likely to result in any increase in premium or variation of any term of such insurance policies.

              (e) No claim is outstanding or may be made under any of the insurance policies and no circumstances exist which are likely to give rise to such a claim.

15.           EMPLOYEES AND TERMS OF EMPLOYMENT

              (a) Full particulars of the identities, dates of commencement of employment, or appointment to office, and terms and conditions of employment of all the employees and officers in the Company, including without limitation profit sharing, commission, discretionary bonus arrangements or any other receipt of or entitlement benefit to

                      (either in cash or otherwise) leave have been disclosed to the Purchaser in the Disclosure Letter.

              (b) Save as disclosed in the Accounts, the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former directors or employee, which is not allowable as a deduction for the purposes of taxation.

16.           BONUS, SHARE OPTION SCHEMES

              (a) There are no schemes in operation by, or in relation to, the Company whereunder any employee of the Company is entitled to a commission or remuneration of any other sort, calculated by reference to the whole or part of the turnover, profits, sales or performance of the Company, or is otherwise variable (other than normal overtime).

              (b) The Company does not have in existence or is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors or employees.

17.           HEALTH AND SAFETY AND COMPLIANCE WITH STATUTES

                        The Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and there are no claims capable of arising or threatened or pending by any employee of the Company or any other person in respect of any accident or injury which are not fully covered by insurance which are in full force and effect.

18.           CONTRIBUTIONS

              (a) The Company has paid, and there are no outstanding liabilities to pay, to any relevant competent governmental or regulatory authority any contribution (including employer's contributions), arising or in connection with the employment or appointment of personnel.

              (b) Proper records have been maintained and kept in respect of all such payments (or deductions) and all regulations and guidelines applicable thereto have been complied with.

19.           TAX RETURNS AND ADMINISTRATION

              (a) The Company has duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information supplied to the inland revenue or to the customs and excise concerned for any such purpose have been correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respect. There is not in existence any fact which might be the occasion of any such dispute or of any claim for Taxation in respect of any financial period.

              (b) The amount of tax chargeable on the Company during any accounting period has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with the inland revenue, the customs and excise or other fiscal authorities.

              (c) The Company has not received any notice from any fiscal authority, including the inland revenue, which required or will or may require the Company to withhold tax from any payment made or which will or may be made after the date of this Agreement.

20.           TAX PAYMENTS AND DISPUTES

              (a) The Company has duly and punctually paid all Taxation which it is liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation and has not paid any Taxation which is not liable or was not properly due to pay.

              (b) There is no dispute or disagreement and there are no circumstances likely to give rise to any dispute or disagreement with the inland revenue, customs and excise or other fiscal authorities regarding liability or potential liability to any Taxation payable by or recoverable from the Company or regarding the availability of any relief, exemption or waiver from or rebate on any Taxation of the Company.

21.           EXISTING CONTRACTS

              No contract, licence, permit or arrangement which any of the Company is a party to shall be abrogated or affected by the purchase of the Sale Shares by the Purchaser by the performance of the terms of this Agreement.

22.           PENSIONS

              There is not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regards to retirement, death or disability pursuant to which the Company is or may become liable to make payments and no payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any former director or former employee.

23.           BOOK DEBTS

              The book debts receivable by the Company which are included in the Accounts or which have subsequently arisen will realise in the normal course of collection their full value as included in the Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts in the Accounts.

              The accounts receivable of the Company recorded in the Accounts and all of such accounts receivable or any such other accounts receivable which are thereafter acquired or arise subsequent to the date hereof, have arisen in the ordinary course of business of the Company (as the case may be).

24.           COMPLIANCE WITH LEASES AND OTHER AGREEMENTS

              To the best of the knowledge and belief of the Vendors after making due and careful enquiries:-

                           (i) the terms of all leases, tenancies, licences, concessions and agreements of whatsoever nature to which the Company is a party have been duly complied with by all the parties thereto;

                           (ii) no such lease, tenancy, licence, concession or agreement will become subject to avoidance, revocation or be otherwise affected in consequence of the making or implementation of this Agreement; and

                           (iii) save as disclosed, the Company does not occupy or does not have an interest in any freehold or leasehold property and (where applicable) the Company has a good and marketable title to such property it is occupying or having an interest in free of any onerous or unusual covenants, restrictions and encumbrances.

25.           NAMES OF THE COMPANY

              The Company has full rights to use its name in Singapore or elsewhere for the conduct of its business. The Company has not received any notice of conflict with respect to the rights of others regarding its name. Neither the Vendors nor the Company has authorised any person, firm or corporation or other business association doing business, to use its name or to hold itself out to the public as a partner or an associate or affiliate of the Vendors or the Company.

26.           OPTIONS ON SHARE CAPITAL

              No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including any option or any conversion rights or rights of pre-emption).

27.           NON-CONTRAVENTION

              The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not violate any provision of the memoranda and articles of association of the Company or violate or result, with or without the giving of notice or the lapse of time or both, in a violation of any provision of, or result in the acceleration of, or entitle any party to accelerate (whether or not after the giving of notice or lapse of time or both), any material obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon the property of the Vendors or the Company (as the case may be) pursuant to any provision of any mortgage, lien, agreement, licence, instrument, law, ordinance, rule, regulation, order, arbitration award, judgement or decree to which the Vendors or the Company (as the case may be) is a party or by which any of them is bound, and the same do not and will not constitute an event permitting termination of any mortgage, lien, agreement, licence or instrument to which the Vendors or the Company is a party.

28.           INVESTMENTS, ASSOCIATIONS AND BRANCHES

              The Company is not and/or has not been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Business. The Company does not conduct and/or has not conducted any part of the Business through a branch, agency, subsidiary, associated company or permanent establishment either within or outside Singapore. The Company is not a member of any partnership trade association society or other group whether formal or informal which is relevant to or has any material influence over the Business as now carried on.

29.           INTELLECTUAL PROPERTY

              The Vendors warrant that :-

              (a) SC21 is the sole, legal and beneficial owner of the Know-How set out in Schedule 2 hereto and the Vendors have no claim and will make no claim whatsoever to any rights, title, benefits or interest in the Know-How and the Vendors hereby relinquish all rights, title, benefits or interest in the Know-How which they may have or which may accrue to the Vendors notwithstanding this warranty;

              (b) the Vendors have not applied to register and/or have not registered the "SC21" brandname or any derivation, variation or modification thereof in any other country and will make no claim to any rights, title, benefits or interest in the "SC21" brandname or any derivation, variation or modification thereof in Singapore allow in any other country;

              (c ) SC21 has full power to sell, transfer and assign the Know-How to the Purchaser;

              (d) no licences have been granted to use the Know-How set out in
              Schedule 2, the Know-How or the "SC21" brandname or any derivation, variation or modification thereof in any other country;

              (e) neither the Company nor the Vendors have suffered the said Know-How set out in Schedule 2, Know-How and the "SC21" brandname to be the subject of any charge, mortgage or other encumbrance;

              (f) there are no restrictions on the use of the Know-How and the "SC21" brandname in relation to the Business;

              (g) there are no claims pending or completed actions or proceedings relating to the Know-How and the "SC21" brandname;

              (h) the Purchaser shall have and shall enjoy quiet possession of the Know-How and the "SC21" brandname uninterrupted or disturbed by the Vendors or any person claiming under or in trust for it;

              (i) the Business and/or its conduct and/or operation will not infringe any patent, registered design, trade mark, copyright, trade secret or other intellectual property or industrial property right of any third party or give rise to any liability to pay royalty or other compensation;

              (j) the Know-How and the "SC21" brandname or any part thereof do not utilise or infringe any patent, registered design, trademark, copyright, trade secret or other intellectual or industrial property right of any third party or give rise to any liability to pay royalty or other compensation;

              (k) the Vendors and the Company have not (except in the ordinary and normal course of its business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of Know-How, Confidential Information, price lists or lists of customers or suppliers relating to the Business; and

               (l) the information disclosed by the Vendors and the Company to the Purchaser relating to the Know-How and the "SC21" brandname is true, accurate and complete, and the use of the Know-How and the "SC21" brandname will not give rise to any claims by third parties in tort or otherwise against the Purchaser or the Company arising in any way out of the said use.

30.           REGISTRATION BY PURCHASER

              The Purchaser may take such steps as are necessary in to effect registration of its interest in the Know-How and the "SC21" brandname and all modifications, variations and derivations thereof and the Vendors shall execute all such documents, and do all such acts and things and sign all such documents that the Purchaser may require or to confer on the Purchaser all rights of action relating to any infringement by third parties at the date hereof and in the case of default, the Vendors hereby irrevocably appoint the Purchaser as the Vendors' attorney for such purpose.

31.           TRANSFER OF KNOW-HOW

              The Vendors shall forthwith deliver, divulge, transfer, disclose, impart or otherwise communicate to the Purchaser the Know-How, the Confidential Information and all related documentation in whatever form or medium and all copies thereof.

32.           STATUS OF SOPL

              As at the date of this Agreement, the shareholders of SOPL are SI, TKL and RDS.

              No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of SOPL under any option or other agreement (including any option or any conversion rights or rights of pre-emption).

              None of the property, assets, undertaking, goodwill or uncalled capital of SOPL is subject to, and SOPL has not agreed to grant any option, charges, lien, encumbrance, or, right of pre-emption of any nature whatsoever in respect thereof.

33.           TAF BUSINESS

              TKL hereby represents, warrants, undertakes, acknowledges and agrees that for so long as he is a direct or indirect substantial shareholder and/or has management control (whether directly or indirectly) of TAF, the TAF Business is not and shall not at any time include the development, licensing, sale or resale to third parties of software applications or supply chain solutions similar to or incorporating any function of (i) SC21 4 PLWeb, SC21 TrackWeb, or SC21 BackWeb as described on Schedule 2 hereof, or
              (ii) future product offerings of SC21, or (iii) present or future product offerings of the Purchaser.

                                    SCHEDULE 4

                  FORMAT OF STOCK RESTRICTION AGREEMENT

                                   SCHEDULE 5

                     LIST OF ITEMS/TECHNICAL SPECIFICATIONS

A.       SOFTWARE (7 DISKS)

       1.     4PL Web

       2.     BackWeb

       3.     TrackWeb

       4.     Jim Thomson

       5.     Generic Product

       6.     Maxins - CTP, DP

       7.     Maxins - ATP, MRP, Liability, Sales Analysis

DOCUMENTATION

         INTELLECTUAL PROPERTY RIGHTS OF SC21 PTE LTD, MAY 2000 CONSISTING OF:

CHAPTER 1         FUNCTIONAL SPECIFICATIONS OF SC21 PRODUCTS  1

              1.1        Introduction                                        1

              1.2        4PLWeb                                              1
              1.2.1      The Supply Chain                                    1
              1.2.2      Functional Scope of the Actors                      1
              1.2.3      The Transaction Flow                                2
              1.2.4      Modules                                             3
              1.2.5      Transaction Flow (Screen)                           4

              1.3        BackWeb                                             21
              1.3.1      The Supply Chain                                    21
              1.3.2      Functional Scope of the Actors                      21
              1.3.3      The Transaction Flow                                21
              1.3.4      Modules                                             22
              1.3.5      Transaction Flow (Screen)                           23

              1.4        TrackWeb                                            30
              1.4.1      The Supply Chain                                    30
              1.4.2      Functional Scope of the Actors                      30
              1.4.3      Transaction Flow (Screen)                           32

Chapter 2                ASP Technical Specifications                        42
                         4PLWeb (Compaq)

              2.1        Introduction                                        42
              2.2        ASP Technical Specifications                        42


Chapter 3                Views/Database Technical Specifications             70
                         4PLWeb (Compaq)

              3.1        Introduction                                        70
              3.2        Database Technical Specifications                   70


Chapter 4                Functional Specification of Sales Analysis          163

              4.1        Introduction                                        163
              4.2        Sales Analysis                                      163
              4.2.1      Product Movement Analysis                           163
              4.2.2      Quantity against Sales Analysis                     166
              4.2.3      Sales by Shop Analysis                              167
              4.2.4      Profitability                                       168
              4.2.5      Non-moving Items                                    169
              4.2.6      Stock Inventory                                     169
Chapter 5                Design Document on ATP                              171
                         (Available to Promise)

              5.1        Introduction                                        171
              5.2        Basic Requirement                                   171
              5.2.1      Objective                                           171
              5.2.2      Functionality Requirement                           171


Chapter 6                Version Control                                     191



Appendix I               Requirements Analysis Report (Compaq)

Appendix II   Data Structure

                                    SCHEDULE 6

FORMAT OF LETTER FROM NANYANG TECHNOLOGICAL UNIVERSITY

[DRAFT ON NTU'S LETTERHEAD]

Date :

To :     Viewlocity Inc.
         3475 Piedmont Road
         Suite 1700
         Atlanta, GA30305
         USA

Re :     TRANSFER OF "SUPPLY CHAIN MANAGEMENT
         SOFTWARE SUITE - MAXIMS"

I am the duly authorized agent and representative of Nanyang Technological University ("NTU"), and this letter is a valid and binding obligation of NTU. NTU hereby agrees, confirms and acknowledges that all and any of the copyright, trademarks, trade names, patents and all other intellectual property rights subsisting in or used in connection with the Maxims Supply Chain Management Software Suite invented by NTU including all documentation, manuals, source codes, all improvements, new inventions, designs or processes evolved therefrom that then existed or were in future to exist, and which were vested in NTU (the "Maxims Software"), were transferred absolutely and irrevocably to SC21 Pte. Ltd by a letter agreement dated 25 November 1998 between NTU and SC21 Pte Ltd (the "1998 Agreement"), in consideration of certain future payments as described in the 1998 Agreement.

NTU further represents, warrants and covenants that prior to transferring the Maxim's Software to SC21 Pte. Ltd., under the 1998 Agreement, it was the sole and lawful owner of the Maxims Software and that NTU had good right to sell the same and will warrant and defend the title thereto unto SC21 Pte. Ltd, its successors, and assigns, against the claims and demands of all persons whomsoever.

With the written consent of SC21 Pte. Ltd. in writing, NTU hereby agrees to substitute the remaining consideration it is due presently and in the future under the 1998 Agreement for the payment by Viewlocity, Inc. to NTU of the following consideration:

       (i)    the payment of the sum of S$100,000.00 by Viewlocity, and

       (ii) (ii) the grant to NTU of an option ("Stock Option") to purchase five thousand (5,000) shares Viewlocity's common stock, $0.01 par value per share ("Common Stock"). The exercise price of the Stock Option shall be set by the Compensation Committee of the Board of Directors of Viewlocity and shall reflect the fair market value of the Common Stock at the date of grant. The Stock Option granted to NTU pursuant to this Agreement shall be subject to the terms and conditions of the Company's Stock Incentive Plan, as amended from time to time, and shall be fully vested upon grant.

       (the " New Consideration").

Upon payment to NTU of the New Consideration, NTU further hereby agrees and acknowledges that all rights, title, and interest in and to the Maxims Software shall be fully, absolutely and irrevocably vested in SC21.

It is further agreed that :

(a) the Consideration shall be satisfied by Viewlocity by no later than May 26, 2000 at 5:00 p.m., United States Eastern Daylight Time;

(b) this letter agreement supercedes the previous letter agreement dated 25 November 1998 between NTU and SC21 Pte Ltd in respect of the Maxims Software (the "1998 Agreement") and the 1998 Agreement hereby ceases to be binding and effective as between the parties thereof.

Kindly sign the duplicate copy of this letter to confirm your agreement to the above terms.

Yours faithfully,

Dean of School of Mechanical & Production Engineering
Nanyang Technological University

c.c  Salem Ibrahim, Chairman, SC21 Pte. Ltd.

                                   SCHEDULE 7

                           FORM FOR SERVICE AGREEMENT

For the avoidance of any doubt, the terms of the Service Agreement have been expressly agreed between RDS and the Purchaser.